Exhibit 99.1

Venture Capital Investor and Winemaker Garen Staglin Elected to SVB Financial

Group Board of Directors

SANTA CLARA, Calif. — August 25, 2011 — SVB Financial Group (SVB), the parent company of Silicon Valley Bank and financial partner to technology companies, wine businesses and venture capitalists worldwide, announced that Garen Staglin, venture capital and private equity investor and owner of the Staglin Family Vineyard, has been elected to SVB’s board of directors effective August 24, 2011.

“Garen is a tremendous asset to our board,” said Greg Becker, president and CEO of SVB Financial Group. “His experience and passions for winemaking, technology, investing and philanthropy, align perfectly with our strategy. His perspectives and contributions are a welcome addition to our dynamic and engaged board as we continue to pursue a global growth strategy and dedicate ourselves to the technology, venture capital, and premium wine industries.”

For more than 30 years, Staglin has been involved in the technology and financial services industries as an investor, banker, CEO and board member. In addition to his board seat at SVB, Staglin currently holds director or advisory positions with Bottomline Technologies, ExL Services, Freerun Technologies (chairman), FTV Capital, NVoice Payments, Profit Velocity Solutions (vice chairman), and Specialized Bicycle Corporation. Staglin is a director of the International Mental Health Research Organization, which he founded in 1995; the president and founder of Bring Chance 2 Mind; and co-chair for the One Mind for Brain Research Campaign. Staglin earned a bachelor’s degree in electrical and nuclear engineering from UCLA and an MBA from Stanford University.

Staglin joined SVB’s board of directors as an advisory member in February 2011.

About SVB Financial Group

For nearly three decades, SVB Financial Group has been dedicated to helping entrepreneurs succeed. A financial holding company serving companies in the technology, life science, cleantech, venture capital, private equity and premium wine industries, SVB Financial Group (Nasdaq: SIVB) operates through 26 U.S. offices and seven international operations. www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

Contacts:

Carrie Merritt

SVB Financial Group

503.574.3705

cmerritt@svb.com